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                                                                   Exhibit 10.24

   DESCRIPTION OF SPECIAL BONUS ARRANGEMENTS FOR CERTAIN EXECUTIVE OFFICERS

Effective March 23, 1998, the Company's Board of Directors, acting upon a recommendation from the Compensation Committee of the Board, approved lump sum cash bonus payments to Thomas W. Lovelock, the Company's President and Chief Executive Officer, and James G. Cocke, the Company's Vice President and Manager of its Federal Systems Division, in the amounts of $40,000 and $20,000, respectively. The Board approved such bonus payments in order to recognize the efforts of Messrs. Lovelock and Cocke in connection with the Company's performance during the second half of 1997.